Exhibit 10.2.88
MIRANT SERVICES
SUPPLEMENTAL BENEFIT (SAVINGS) PLAN
(As Amended Effective December 31, 2010)
Termination Amendment
     Mirant Corporation, a Delaware corporation (the “Company”), having established the Mirant Services Supplemental Benefit (Savings) Plan, as amended and restated effective as of January 1, 2009 (the “Plan”) and having reserved the right under Section 6.2 thereof to amend and terminate the Plan, does hereby terminate the Plan, effective as of December 31, 2010 (the “Termination Date”), by adding the following new Article VII to the Plan:
ARTICLE VII
TERMINATION
     This Plan is terminated as of December 31, 2010 in accordance with Section 6.2 of the Plan and the written consent of the Board, dated as of December 2, 2010, which approved and authorized the termination of the Plan within twelve (12) months after the consummation date of the transaction contemplated by the Agreement and Plan of Merger by and among RRI Energy, Inc., RRI Energy Holdings, Inc. and the Company, dated as of April 11, 2010 in accordance with Section 1.409A-3(j)(4)(ix)(V) of the Federal Tax Regulations and each Participant shall be paid, in a lump sum, an amount in cash equal to the full value of his or her Account as soon as practical following the termination of the Plan, but in no event later than 12 months following the termination date.
     IN WITNESS WHEREOF, the duly authorized officer of the Company whose name is first set forth below has executed this Termination Amendment, effective as of the Termination Date.

MIRANT CORPORATION
By:	/s/ Kevin P. Boudreaux
Kevin P. Boudreaux
Vice President, Administration